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                                                                 EXHIBIT 10.13.4


                             FOURTH AMENDMENT TO THE
               STILWELL FINANCIAL INC. 401(k), PROFIT SHARING AND
                          EMPLOYEE STOCK OWNERSHIP PLAN


The Stilwell Financial Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan, as restated effective November 1, 2001, as previously amended, ("the Plan") is hereby amended, effective January 1, 2003, unless otherwise noted;

1. Section 1.05 of the Plan is amended in its entirety to read as follows:


         1.05     COMPENSATION

                  Compensation means, for purposes of Employee pre-tax contributions made under Section 3.01 and the matching contribution made under Section 3.03, amounts paid to an Eligible Employee by a Participating Employer as "Regular Pay" (defined below), and, for purposes of other contributions made under Article 3, amounts paid to an Eligible Employee by a Participating Employer as "Wages" (defined below). For any Plan Year, only the amounts paid to the Eligible Employee during the Plan Year and while the individual is an Eligible Employee under the Plan shall be taken into account, such that, for example, no amount paid to the Participant following termination of his or her employment with a Participating Employer shall be taken into account as Compensation. Notwithstanding anything in this definition to the contrary, in each Plan Year and for each Eligible Employee, no amount in excess of the applicable limitation under Code Section 401(a)(17) may be considered Compensation. For the Plan Year commencing January 1, 2003, this limitation is $200,000.


                  For purposes of determining Compensation of a Self-Employed Individual, (i) "Regular Pay" means each guaranteed payment from the Participating Employer representing base compensation, bonus (other than a retention bonus) or commissions, provided such amounts are attributable to the Plan Year, and provided further that such amounts are received by the Self-Employed Individual within 15 days of the close of the Plan Year, and (ii) an amount attributable to Compensation for a Plan Year and paid within 15 days of the close of the Plan Year shall be treated as paid on the last day of the Plan Year. Otherwise, Regular Pay is any amount paid to the Eligible Employee as base salary, bonus (other than a retention bonus), overtime or commissions.


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                  For purposes of determining Compensation of a Self-Employed
                  Individual for a Plan Year, "Wages" is the individual's net earnings from self-employment in the trade or business of the Participating Employer for which his or her personal services to the Participating Employer are a material income-producing factor, determined without regard to items not included in gross income and the deductions allowable to such items and the deduction allowed to the taxpayer under Code Section 164(f), and reduced by contributions to a qualified plan deductible under Code Section 404. Otherwise, Wages means wages as defined in Code Section 3401(a) for purposes of income tax withholding at the source, plus all other payments of compensation reportable under Code Sections 6041(d), 6051(a)(3) and 6052 and the regulations issued thereunder, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Notwithstanding the foregoing, Wages (i) shall include any amounts contributed by the Participating Employer on behalf of the Eligible Employee, pursuant to a salary reduction agreement which are not included in gross income of the Employee or Self-Employed Individual due to Code Section 125, 132(f)(4), 402(e)(3), 402(h), 402(k), 403(b) or 457(b), and
                  (ii) shall exclude the following amounts that otherwise would constitute wages: reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, welfare benefits, option exercise income and income realized pursuant to vesting under Code Section 83.

                  Notwithstanding the foregoing provisions of this Section 1.05, the terms Compensation, Regular Pay and Wages means W-2 Wages for a Participant who is affected by the partial termination of the Plan due to the merger and reorganization of Stilwell Financial Inc., Janus Capital Corporation, Stilwell Management, Inc. and Berger Financial Group, as publicly announced September 3, 2002, (the "Merger and Reorganization"). For purposes of the Section 1.05, a Participant shall be considered affected by the Merger and Reorganization if such Participant's employment with an Employer ceases as a result of and as part of the Merger and Reorganization as determined in the sole discretion of the Employer; provided however that any Participant whose Expected Last Day of Employment was established by September 30, 2002, shall be considered affected by the Merger and Reorganization. For purposes of this section, Expected Last Day of Employment means the date communicated by an Employer in writing to the Participant as the Participant's last day of employment. A Participant shall not be considered affected by the Merger and Reorganization if the Participant's employment with an Employer is terminated by an Employer for cause.

                  W-2 Wages means wages for federal income tax withholding purposes as defined in Code Section 3401(a), but determined without regard to any rules that limit the remuneration included in wages under this definition based on the nature or location


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                  of the employment or the services performed. The Plan
                  Administrator may treat the amount reported as "wages, tips, and compensation" on Form W-2 as satisfying this definition. Notwithstanding the foregoing, Compensation includes any amounts contributed by the Employer on behalf of any Employee pursuant to a salary reduction agreement which are not includable in gross income of the Employee due to Code Sections125, 402(e)(3), 402(h), 403(b) or 457.

2. Section 1.08 is amended by adding to the end thereof a new paragraph to read as follows:

         The term "Eligible Employee" means any Employee in an Eligible Employee Classification.

3. Section 1.26 of the Plan is amended by deleting the first paragraph of
Section 1.26 and replacing it with a new first paragraph as follows:

         The terms Plan, Plan and Trust, and Trust mean the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan. The Plan Identification Number is 001. Pursuant to Code Section 401(a)(27), the Plan is designated a profit sharing plan, and pursuant to Code Section 401(a)(23), a stock bonus plan. Furthermore, the Plan includes provisions within the meaning of Code Sections 401(k) and 401(m).

4. Section 1.28 of the Plan is amended by deleting the first paragraph of
Section 1.28 and replacing it with a new first paragraph as follows:

         Janus Capital Group Inc. is the Plan Sponsor.

5. Section 10.03(c) (relating to compensation for purposes of limitations on contributions) is amended in its entirety to read as follows:

         Compensation means, as selected by the Plan Administrator in its discretion to apply for the Limitation Year in testing under this
         Article 10, any one of the following definitions of compensation received by an Employee for the Limitation Year from an Employer, modified as provided below:

         (1) Compensation as defined in Treasury Regulation section 1.415-2(d) or any successor thereto;

         (2) With respect to a Self-Employed Individual, net earnings from self-employment in the trade or business of the Participating Employer for which his or her personal services to the Participating Employer are a material income-producing factor, determined without regard to items not included in gross income and the deductions allowable to such items and the deduction allowed to the taxpayer under Code Section 164(f), and reduced by contributions to a qualified plan deductible under Code Section 404 (referred to as "Earned Income"), and, with respect to any other Employee, "wages" as defined in Code
                  Section 3401(a) for purposes of


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                  income tax withholding at the source, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)); or

         (3) With respect to a Self-Employed Individual, Earned Income (as defined above), and, with respect to any other Employee, "wages" as defined in Code Section 3401(a) for purposes of income tax withholding at the source, plus all other payments of compensation reportable under Code Sections 6041(d), 6051(a)(3) and 6052 and the regulations issued thereunder, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)), and modified, at the election of the Plan Administrator, to exclude amounts paid or reimbursed for the Employee's moving expenses, to the extent it is reasonable to believe at the time of payment or reimbursement that these amounts are deductible by the Employee under Code Section 217.

         Notwithstanding any inconsistent result from use of a definition in paragraphs (1), (2) or (3) above, Compensation shall include any amounts contributed by the Participating Employer on behalf of the Employee, pursuant to a salary reduction agreement which are not included in gross income of the Employee or Self-Employed Individual due to Code Section 125, 132(f)(4), 402(e)(3), 402(h), 402(k), 403(b)
         or 457(b).

6. Section 11.01(b) (relating to compensation for purposes of discrimination testing) is amended in its entirety to read as follows:

         Compensation means, as selected by the Plan Administrator at its discretion to apply for the Plan Year for testing under Article 11, any one of the following definitions of compensation received by an Employee from an Employer:

         (1) Any definition of Compensation determined pursuant to Section 10.03(c), above, further modified to reflect a reduction for all of the following items (even if included in gross income), unless, the Plan Administration elects not to make any such reduction: reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits; or

         (2) Any reasonable definition of compensation that does not by design favor Highly Compensated Employees and that satisfies the nondiscrimination requirement set forth in Treasury Regulation section 1.414(s)-1(d)(3) or any successor thereto.


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         Compensation under this Section 11.01(b) may be limited only to such compensation paid to an Employee while an Eligible Employee during the Plan Year, and thus may exclude amounts paid during the Plan Year after the Participant has ceased to be an Employee. Any definition of Compensation used under this Article 11 shall be used consistently to define the compensation of all Employees taken into account in satisfying the requirements of an applicable provision under this
         Article 11.

         Compensation under this Article 11 in a Plan Year and for each Employee is limited to the compensation limitation amount under Code Section 401(a)(17). For the Plan Year commencing January 1, 2003, this limitation is $200,000.

7. Except as amended above, the Plan shall remain in full force and effect.


IN WITNESS WHEREOF, the Employer, has caused this instrument to be executed as of the date specified below.

                                JANUS CAPITAL GROUP INC.



Dated: March 25, 2003           By: /s/ Loren M. Starr
       ---------------              --------------------------------------------
                                Its:  Vice President and Chief Financial Officer
                                      ------------------------------------------


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